Exhibit 99.3

ADVAXIS RETIRES $4.5 MILLION IN DEBT, ADDS $1,240,000 IN NEW FINANCING

Princeton, NJ – May 14, 2012 – Advaxis, Inc., (OTCBB: ADXS), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, has retired approximately $4.5 million in aggregate convertible debt due on May 12, 2012, October 31, 2012, and January 9, 2013. Existing unconverted debt and interest payments will be settled through a combination of the exchange of the remaining debt for 29.8 million shares of company common stock, the exchange of 19.6 million warrants for shares, the issuance of 2.7 million additional shares, and the cancellation of 5.8 million warrants to Advaxis. As part of this agreement, multiple covenants restricting Advaxis fundraising activities have been waived.

In addition, Advaxis has entered into agreements to raise $1,240,000 via a $500,000 payment from JMJ Financial, and $740,000 from the purchase of Convertible Promissory Notes due one year from the date of issuance.

The $500,000 from JMJ Financial stems from a May 8, 2012 Settlement Agreement, which provides for (i) the payment by JMJ to the Company of $500,000 under one of the notes issued by JMJ to the Company in April 2011 at $0.15 per share, (ii) the conversion of approximately $208,000 in additional outstanding Convertible Promissory Notes at a price of $0.15, (iii) the cancellation of all of the outstanding notes issued by JMJ to the Company , (iv) the cancellation of all of the outstanding notes issued by the Company to JMJ, (v) a mutual release of any claims held by the Company or JMJ and (vi) the issuance by the Company of 4,000,000 newly issued unregistered shares of the Company’s common stock to JMJ as consideration for the cancellation of future note purchases (approximating $2,540,000) and the release, all as more particularly described in the Settlement Agreement.

The $740,000 in Convertible Promissory Notes to be issued have an aggregate principal value of approximately $987,000. These Notes have an original issue discount of 25%, a conversion price of $0.15 and a one year term. Investors include certain accredited investors as well as the CEO of the Company. In connection with the Agreement, the Company will issue a warrant to each investor to acquire shares of Common Stock equal to 50% of the Conversion Shares, issuable upon exercise of the Note with an exercise price of $0.15. The warrants will expire in five years. Advaxis will use 40% of any future fundraising proceeds to retire these Notes.

"Including the effect of the new funds being raised, this takes about two-thirds of our convertible debt off our books and reduces outstanding warrants by around 20%," commented Advaxis Chairman/CEO Thomas A. Moore. "We view this as a significant financial strengthening of the Company. Our next step forward will be the upcoming release of new interim results from our India cervical cancer study at ASCO in less than 3 weeks."

A summary of the transaction will be included in the Company's Current report on Form 8-K to be filed with the Securities and Exchange Commission.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

In April 2012, Advaxis’ lead construct, ADXS-HPV, was selected as the Best Therapeutic Vaccine (approved or in development) at the 5th Annual Vaccine Industry Excellence (ViE) Awards by the vaccine industry and the journal Expert Reviews of Vaccines. The ViE awards, sponsored by Novartis Vaccines and Diagnostics, were created to recognize the accomplishments and contributions of companies and individuals in the vaccine industry over the previous 12 months. Additional information is available at the World Vaccine Congress website.

ADXS-HPV is being evaluated in 4 Phase 2 clinical trials that are open for enrollment for HPV-associated diseases: CIN 2/3 (US study, Clinical Trials.gov Identifier NCT01116245), recurrent/refractory cervical cancer (GOG/NCI US study, Clinical Trials.gov Identifier NCT01266460), recurrent/refractory cervical cancer (India), and head & neck cancer (CRUK study). Over fifteen (15) distinct constructs are in various stages of development, developed directly by the Company and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, and others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements as to the anticipated timing of clinical studies and other business developments, statements as to the development of new constructs, expectations as to the adequacy of our cash balances to support our operations for specified periods of time and as to the nature and level of cash expenditures, expectations as to market opportunities, our ability to take advantage of those opportunities, and the risk factors set forth from time to time in Advaxis' SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2011, which is available at www.sec.gov. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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